Exhibit 2.1

UNIT PURCHASE AGREEMENT

by and among

NORTHERN LIGHTS ACQUISITION CORP.,

as the Purchaser,

5AK, LLC,
in the capacity as the Purchaser Representative,

SHF HOLDING CO, LLC

as the Seller,

PARTNER COLORADO CREDIT UNION,

as the sole member of the Seller,

and

SHF, LLC d/b/a Safe Harbor Financial,
as the Company,

Dated as of February 11, 2022

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3.13. Intellectual Property	19
3.14. Privacy and Data Security	20
3.15. Software and IT	21
3.16. Taxes and Returns	21
3.17. Real Property	23
3.18. Personal Property	23
3.19. Title to and Sufficiency of Assets	24
3.20. Employee Matters	24
3.21. Benefit Plans	25
3.22. Environmental Matters	27
3.23. Transactions with Related Persons	28
3.24. Insurance	28
3.25. Books and Records	29
3.26 Certain Business Practices	29
3.27. Investment Company Act	29
3.28. Finders and Brokers	29
3.29. Independent Investigation	30
3.30. Information Supplied	30
3.31. Projections	30
3.32. Disclosure	30

IV. COVENANTS	31
4.1. Access and Information	31
4.2. Conduct of Business of the Company	31
4.3. Conduct of Business of the Purchaser	34
4.4. Annual and Interim Financial Statements	36
4.5. Purchaser Public Filings	36
4.6. No Solicitation	37
4.7. No Trading	37
4.8. Notification of Certain Matters	38
4.9. Efforts	38
4.10. Tax Matters	40
4.11. Further Assurances	41
4.12. The Proxy Statement	42
4.13. Company Manager Meeting	43
4.14. Public Announcements	43
4.15. Confidential Information	44
4.16. Documents and Information	45
4.17. Post-Closing Board of Directors and Executive Officers	45
4.18. Indemnification of Officers and Directors; Tail Insurance	45
4.19. Trust Account Proceeds	46

v. survival and indemnification	46
5.1. Survival	46
5.2. Indemnification	47
5.3. Limitations and General Indemnification Provisions	47
5.4. Indemnification Procedures	48
5.5. Indemnification Payments	49
5.6. Exclusive Remedy	50

VI. Closing conditions	50
6.1. Conditions of Each Party’s Obligations	50

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6.2. Conditions to Obligations of the Company	51
6.3. Conditions to Obligations of the Purchaser	52
6.4. Frustration of Conditions	54

VII. TERMINATION AND EXPENSES	55
7.1. Termination	55
7.2. Effect of Termination	56
7.3. Fees and Expenses	56

VIII. WAIVERS and releases	56
8.1. Waiver of Claims Against Trust	56

Ix. MISCELLANEOUS	57
9.1. Notices	57
9.2. Binding Effect; Assignment	58
9.3. Third Parties	58
9.4. Arbitration	58
9.5. Governing Law; Jurisdiction	59
9.6. WAIVER OF JURY TRIAL	59
9.7. Specific Performance	59
9.8. Severability	60
9.9. Amendment	60
9.10. Waiver	60
9.11. Entire Agreement	60
9.12. Interpretation	60
9.13. Counterparts	61
9.14. Purchaser Representative	61
9.15. Legal Representation	62

X DEFINITIONS	63
10.1. Certain Definitions	63

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Amended and Restated Operating Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Amended Purchaser Charter
Exhibit F	Form of Assignment of Company Membership Interests
Exhibit G	Form of Incentive Plan

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of February 11, 2022 by and among (i) Northern Lights Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) 5AK, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined below) for the stockholders of the Purchaser (other than the Seller (as defined below) as of immediately prior to the Closing and its successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) SHF Holding Co, LLC, a Colorado limited liability company (the “Seller”), (iv) Partner Colorado Credit Union, a Colorado corporation (the “Seller Parent”), and (v) SHF, LLC d/b/a Safe Harbor Financial, a Colorado limited liability company (the “Company”). The Purchaser, the Purchaser Representative, the Seller, the Seller Parent, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company provides financial services to businesses in and associated with the cannabis industry;

B. The Seller owns 100% of the issued and outstanding Company Membership Interests (as defined below) of the Company and, for U.S. federal (and applicable state and local) income Tax purposes, the Company is treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3 and the assets and liabilities of the Company are treated as being owned by the Seller;

C. The Parties intend to effect the purchase by the Purchaser of 100% of the issued and outstanding Company Membership Interests from the Seller, in exchange for the Purchase Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), the Colorado Corporations and Association Act (as amended, the “CCAA”), and the Colorado Credit Union Act (as amended, the “CCUA”), all in accordance with the terms of this Agreement (the “Purchase”);

D. The managers or boards of directors, as applicable, of the Company, the Seller, the Seller Parent, and the Purchaser have each (i) determined that the Purchase is fair, advisable and in the best interests of their respective companies and equity holders, (ii) approved this Agreement and the transactions contemplated hereby, including the Purchase, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective equity holders, as necessary, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Purchase;

E. Simultaneously with the execution and delivery of this Agreement, the Company has entered into (i) an Amended and Restated Support Services Agreement with the Seller Parent (the “Support Services Agreement”), (ii) an Amended and Restated Account Servicing Agreement with the Seller Parent (the “Account Servicing Agreement”), and (iii) a Loan Servicing Agreement with the Seller Parent (the “Loan Servicing Agreement”), each of which agreements described in clauses (i), (ii), and (iii) above will become effective as of the date hereof;

F. Simultaneously with and effective as of the Closing, the Seller and the Seller Parent, as applicable, shall enter into (i) a Lock-Up Agreement with the Purchaser, the form of which is attached as Exhibit B hereto (the “Lock-Up Agreement”), (ii) a Registration Rights Agreement with the Purchaser, the form of which is attached as Exhibit C hereto (the “Registration Rights Agreement”), and (iii) a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit D hereto (the “Non-Competition Agreement”);

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G. The Parties intend that the Purchase will, for U.S. federal (and applicable state and local) income Tax purposes, be treated as a taxable purchase by the Purchaser of 100% of the assets and the assumption of 100% of the liabilities of the Company from the Seller in exchange for the Purchase Consideration in a transaction that is subject to Section 1001 of the Code (as defined below); and

H. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
UNIT PURCHASE

1.1 Unit Purchase. At the Closing, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and the CCAA, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, and deliver to the Purchaser, 100% of the issued and outstanding Company Membership Interests in exchange for the Purchase Consideration.

1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to the Purchaser, 1400 Wewatta Street, Suite 500, Denver, Colorado 80202, on a date and at a time to be agreed upon by Purchaser and the Seller, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Seller may agree (the date and time at which the Closing is actually held being the “Closing Date”).

1.3 Tax Treatment. The Company is an entity treated, for U.S. federal (and applicable state and local) income Tax purposes as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3 and the assets and liabilities of the Company are treated as owned by the Seller. Seller and Purchaser covenant and agree to characterize and report for United States federal income tax purposes Seller’s sale to Purchaser, and Purchaser’s purchase from Seller, of 100% of the issued and outstanding Company Membership Interests as a sale of the assets of the Company subject to the deemed assumption by the Purchaser of the liabilities of the Company in a transaction that is subject to Section 1001 of the Code. Seller and Purchaser shall file all Tax Returns following the Closing Date consistent with the income Tax treatment as set forth in this Section 1.3 and shall not take voluntarily any position inconsistent therewith upon examination of any relevant Tax Return in any audit, proceeding or otherwise with respect to such Tax Returns (except to the extent required by a final taxing authority determination and except that this provision shall not require any party to appeal a final taxing authority determination or enter into litigation).

1.4 Amended and Restated Operating Agreement. At the Closing, the Purchaser and the Company will enter into an amended and restated limited liability company operating agreement, in substantially the form attached hereto as Exhibit A (the “Amended and Restated Operating Agreement”), to, among other matters, (i) reflect the Purchaser as the sole member of the Company and (ii) appoint the Purchaser as the sole manager of the Company.

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1.5 Amended Purchaser Charter. Effective upon the Closing, the Purchaser shall file with the Delaware Secretary of State a Second Amended and Restated Certificate of Incorporation in substantially the form attached as Exhibit E hereto (the “Amended Purchaser Charter”) which shall, among other matters, amend the Purchaser’s Amended and Restated Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “SHF Holdings Inc.”, or such other name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 4.17, and (iii) remove and change certain provisions in the Amended and Restated Certificate of Incorporation related to the Purchaser’s status as a blank check company.

1.6 Purchase Consideration. As consideration for the Purchase, the Seller shall be entitled to receive from the Purchaser, in the aggregate, $185,000,000 consisting of (i) 11,386,139 shares of Purchaser Common Stock with an aggregate value equal to $115,000,000 and (ii) $70,000,000 in cash (the “Purchase Consideration”), with each share of Purchaser Common Stock valued at the Exchange Price. The Purchase Consideration is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.11, and after the Closing is subject to reduction for the indemnification obligations of the Indemnifying Parties set forth in Article V.

1.7 Effect of Purchase on Convertible Company Securities. At the Closing, by virtue of the Purchase and without any action on the part of any Party or the holders of any Company Securities or Purchaser Securities, any Company Convertible Security, if not exercised or converted prior to the Closing, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for, or convert into units of Company Membership Interests.

1.8 Surrender of Company Securities and Disbursement of Purchase Consideration.

(a) Prior to the Closing, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging 100% of the Company Membership Interests for the 11,386,139 shares of Purchaser Common Stock constituting a portion of the Purchase Consideration, subject to the Escrow Shares to be deposited in the Escrow Account in accordance with Section 1.11. At or prior to the Closing, (i) the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent 11,386,139 shares of Purchaser Common Stock and (ii) the Seller shall deliver to the Exchange Agent an Assignment of Company Membership Interests in the form attached hereto as Exhibit F (the “Assignment of Company Membership Interests”).

(b) The Seller shall be entitled to receive the Purchase Consideration (less the Escrow Shares) upon delivery to the Exchange Agent of the Assignment of Company Membership Interests and such other documents as may be reasonably necessary to effect the transfer of the Company Membership Interests as requested by the Exchange Agent (the Assignment of Company Membership Interests and such additional documents being the “Transmittal Documents”). The Exchange Agent shall confirm, in writing, to the Seller that the Exchange Agent holds in escrow an aggregate amount equal to $70,000,000, which represents the cash portion of the Purchase Consideration. Upon such confirmation, and upon the Exchange Agent’s confirmation of receipt of the Assignment of Company Membership Interests, (i) the Company Membership Interests shall be converted into and shall represent the right of Seller to receive the Purchase Consideration subject to Section 1.11, (ii) the limited liability company membership interests of the Company shall be deemed transferred to Purchaser and the transactions contemplated by this Agreement shall be deemed closed, and (iii) the Exchange Agent shall immediately thereafter deliver the Purchase Consideration to the Seller by, as to the cash portion of the Purchase Consideration, wire transfer of immediately available funds to an account designated in writing by the Seller, and as to the Purchaser Common Stock (less the Escrow Shares), by deposit of the Purchaser Common Stock to an account in the Seller’s name at the Exchange Agent in the Direct Registration System.

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1.9 Closing Calculations. At least three (3) Business Days prior to the Closing Date (the “Calculation Date”), the Seller shall deliver to the Purchaser a statement certified by the chief executive officer of the Seller Parent (the “Estimated Closing Statement”) setting forth a good faith estimate of (a) the Transaction Expenses as of the Closing Date, in reasonable detail including the amount paid and owed to each creditor of the Company, and bank statements, invoices, and other evidence reasonably necessary to confirm such amounts paid or owing and (b) the amount of $3,143,387.54, representing the Company’s total cash on the balance sheet as of July 31, 2021 after deduction for accrued but unpaid expenses as of such date (the “Company Excess Cash”). Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Seller Parent will meet with the Purchaser to review and discuss the Estimated Closing Statement prior to the Closing. Within five (5) Business Days of the Closing Date, the Purchaser and the Company shall pay all Transaction Expenses listed in the Estimated Closing Statement and the Purchaser shall pay to the Seller the Company Excess Cash.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to (i) vest the Purchaser with full right, title and possession to 100% of the Company Membership Interests, or (ii) vest the Seller with fill right, title and possession to the Purchase Consideration, the managers, officers, and directors, as applicable, of the Purchaser, the Company, and the Seller and Seller Parent are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Escrow.

(a) At or prior to the Closing, the Purchaser, the Purchaser Representative, the Seller, the Seller Parent, and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in substantially the form of the Escrow Agent’s standard form escrow agreement (the “Escrow Agreement”), pursuant to which: (a) the Purchaser shall issue to the Escrow Agent 1,831,683 shares of Purchaser Common Stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”); and (b) an amount not to exceed $18,500,000 (“Escrow Value”) shall be disbursed therefrom in accordance with the terms of this Section, Article V hereof, and the Escrow Agreement. The Escrow Property shall serve as the sole source of payment for the obligations of the Seller and Seller Parent pursuant to Article V (other than for Fraud Claims) up to, but not to exceed, the Escrow Value. Unless otherwise required by Law, all distributions made from the Escrow Account to a Person other than the Seller or the Seller Parent shall be treated by the Parties as an adjustment to the cash portion of the Purchase Consideration received by the Seller pursuant to Article I hereof.

(b) The Escrow Property shall not be subject to any claim or claims made in accordance with Article V hereof in excess of the Escrow Value or after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any claims made in accordance with Article V hereof on or prior to the Expiration Date that remain unresolved and/or unpaid at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount (i) agreed upon for such claim; or (ii) of the claim included in the Claim Notice provided to the Seller and the Seller Parent under Article V) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and, as applicable, paid pursuant to the provisions of Article V. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, shall be released and transferred by the Escrow Agent to the Seller and the Seller Parent in accordance with the Escrow Agreement. Promptly after the final resolution of all Pending Claims and, as applicable, payment of all indemnification obligations in connection therewith, the Escrow Agent shall release and transfer any remaining Escrow Property in the Escrow Account to the Seller and Seller’s Parent in accordance with the Escrow Agreement.

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Article II
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company, Seller, and the Seller Parent on the date hereof (the “Purchaser Disclosure Schedules”), the numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Seller and the Seller Parent, as of the date hereof and as of the Closing, as follows:

2.1 Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Seller accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

2.2 Authorization; Binding Agreement. The Purchaser and Purchaser Representative each has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject only to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which Purchaser or Purchaser Representative is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized in accordance with its Organizational Documents, the DGCL and other applicable Law, and any Contract to which it is a party or by which it or its securities are bound, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Purchaser Representative is or is required to be a party shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Purchaser Representative (as applicable), enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The directors of the Purchaser, by resolutions duly adopted at a meeting duly called and held, (i) approved this Agreement and the transactions contemplated by this Agreement in accordance with the DGCL, (ii) directed that this Agreement be submitted to its stockholders for adoption, and (iii) resolved to recommend that the Purchaser stockholders adopt this Agreement.

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2.3 Governmental Approvals. Except as otherwise described in Schedule 2.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the transactions contemplated hereunder.

2.4 Non-Contravention. Except as otherwise described in Schedule 2.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party or is required to be a party or otherwise bound, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of its Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or adversely effect in any material respect the transactions contemplated hereunder.

2.5 Capitalization.

(a) As of the date hereof, Purchaser is authorized to issue (i) 125,000,000 shares of Purchaser Common Stock, (ii) 12,500,000 shares of Purchaser Class B Common Stock, and (iii) 1,250,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 2.5(a).

(b) Following the Required Purchaser Stockholder Approval and the filing of the Amended Purchaser Charter with the Delaware Secretary of State, Purchaser will be authorized to issue (i) 130,000,000 shares of Purchaser Common Stock, (ii) no shares of Purchaser Class B Common Stock, and (iii) 1,250,000 shares of Purchaser Preferred Stock, all as set forth in the Amended Purchaser Charter.

(c) Except as set forth in Schedule 2.5(c), there are no issued or outstanding Purchaser Preferred Shares. All outstanding shares of the Purchaser’s capital stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

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(d) Except as set forth in Schedule 2.5(d), there are no (i) outstanding options, warrants or rights to subscribe for or purchase any Purchaser Securities, puts, calls, convertible securities, preemptive rights, rights of first refusal or first offer, or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in Schedule 2.5(d), there are no obligations of Purchaser to repurchase, redeem or otherwise acquire or issue any Purchaser Securities to or from, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Except as set forth in Schedule 2.5(d), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any Purchaser Securities.

(e) All Indebtedness of Purchaser is disclosed on Schedule 2.5(e), which schedule sets forth amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(f) Since the date of formation of Purchaser (except as contemplated by the Redemption), Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

2.6  SEC Filings and Purchaser Financials.

(a) The Purchaser has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Seller copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. Further, (A) the Purchaser Public Units, the Purchaser Common Stock Shares, and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) that are not adequately reflected or reserved on or provided for in the Purchaser Financials.

2.7 Absence of Certain Changes. Except as set forth in Schedule 2.7, the Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company, the Seller, and the Seller Parent and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

2.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written or, to the Knowledge of the Purchaser, oral notice alleging any violation of applicable Law in any material respect by the Purchaser.

2.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser or Purchaser Representative, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser or the transactions contemplated hereunder. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the transactions contemplated hereunder.

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2.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused or will cause to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 2.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by or on behalf of the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

2.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

2.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

2.13 Material Contracts.

(a) Except as set forth on Schedule 2.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) individually or with all related Contracts, creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser, any acquisition of material property by the Purchaser, or the ability of the Purchaser to engage in any business or compete with any other Person, (iv) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, (v) requires the issuance or transfer of Purchaser Securities; (vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets; or (vii) involves the disposition, directly or indirectly, of assets with an aggregate value in excess of $100,000 (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Seller other than those that are exhibits to the SEC Reports.

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(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

2.14 Transactions with Affiliates. Schedule 2.14 sets forth a true, correct and complete list of the Contracts and arrangements since Purchaser’s formation between the Purchaser or any of its Affiliates and any (a) present or former director, officer or employee of the Purchaser or any of its Affiliates, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock.

2.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.16 Finders and Brokers. Except as set forth on Schedule 2.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Purchaser Representative, the Company, the Seller, the Seller Parent, or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

2.17 Ownership of Purchase Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Seller as part of the Purchase Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, and any Liens incurred by the Seller, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

2.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with all Money Laundering Laws in all applicable jurisdictions, and no Action involving the Purchaser or, to the Knowledge of the Purchaser, any employee or other Person acting on behalf of the Purchaser, with respect to the Money Laundering Laws is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

2.19 Insurance. Schedule 2.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are binding, enforceable, in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser or adversely effect in any material respect the transactions contemplated hereunder.

2.20 Independent Investigation. Without limiting Article III hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, the Seller, and the Seller Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, the Seller, and the Seller Parent for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Seller, the Company, and the Seller Parent set forth in this Agreement (including the related portions of the Seller Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) it has not entered into this Agreement nor determined to consummate the transactions contemplated hereby in reliance upon any representation or warranty not expressly contained in this Agreement or the related portions of the Seller Disclosure Schedules; and (c) none of the Seller, the Company, the Seller Parent, nor their respective Representatives have made any representation or warranty as to the Company, the Seller, and the Seller Parent, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Seller Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

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2.21 PIPE Investment. Prior to the execution of this Agreement, Purchaser has entered into one or more subscription or securities purchase agreements (each a “PIPE Subscription Agreement”) with investors (each a “PIPE Investor”), true and correct copies of which have been provided to the Seller on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Purchaser shares of Purchaser Series A Convertible Preferred Stock for an aggregate investment amount of $60,000,000 (“PIPE Investment Amount”). The Purchaser represents that: (i) Each PIPE Subscription Agreement is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Purchaser nor the performance of Purchaser’s obligations under any such PIPE Subscription Agreement violates, or will at the Closing violate, any Laws. Each PIPE Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Purchaser or, to Purchaser’s knowledge, by any PIPE Investor; (ii) There are no other agreements, side letters, or arrangements between Purchaser and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to pay to Purchaser the applicable portion of the PIPE Investment Amount set forth in such PIPE Subscription Agreement as and when due pursuant to the terms thereof, and Purchaser does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied as of the Closing (as defined in such PIPE Subscription Agreement) or the PIPE Investment Amount not being available in full to Purchaser on the Closing Date; (iii) No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Purchaser under any material term or condition of any PIPE Subscription Agreement and Purchaser has no reason to believe that Purchaser will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any PIPE Subscription Agreement; and (iv) No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the PIPE Subscription Agreements.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANY, AND THE SELLER PARENT

Except as set forth in the disclosure schedules delivered by the Seller to the Purchaser on the date hereof (the “Seller Disclosure Schedules”), the numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Seller, the Company, and the Seller Parent, jointly and severally, hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the CCAA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists all jurisdictions in which the Company is qualified, licensed, or admitted to conduct business and all names other than its legal name under which the Company does business, as well as separately lists each jurisdiction in which the Company owns, uses, licenses, or leases its assets, or conducts business or has employees or engages independent contractors. The Company and the Seller have each provided to the Purchaser accurate and complete copies of their respective Organizational Documents, each as amended to date and as currently in effect. Neither the Company nor the Seller is in violation of any provision of its Organizational Documents.

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3.2 Authorization; Binding Agreement. The Company, the Seller, and the Seller Parent each have all requisite limited liability company power and authority or corporate power and authority, as applicable, to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s, the Seller’s, or the Seller Parent’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Seller Approval and the Required Company Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company, the Seller, or the Seller Parent is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s and the Seller’s respective managers in accordance with the Company’s and the Seller’s respective Organizational Documents, the CCUA, the CCAA, any other applicable Law or any Contract to which the Company, the Seller, or the Seller Parent is a party or by which they or their respective securities are bound and (b) other than the Required Seller Approval and the Required Company Approval and such approvals as required by Seller’s Parent, no other limited liability company or corporate proceedings, as applicable, on the part of the Company, the Seller, or the Seller Parent are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company, the Seller, or the Seller Parent is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company, the Seller, or the Seller Parent, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, the Seller, and the Seller Parent, enforceable against the Company, the Seller, and the Seller Parent in accordance with its terms, subject to the Enforceability Exceptions. The Company’s and the Seller’s respective managers, by resolutions duly adopted at meetings duly called and held (i) determined that this Agreement and the Purchase and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company, the Seller, and their respective members, (ii) approved this Agreement and the Purchase and the other transactions contemplated by this Agreement in accordance with the CCAA, (iii) directed that this Agreement be submitted to the Company’s and the Seller’s respective members for adoption, if necessary, and (iv) resolved to recommend that the Company and the Seller members adopt this Agreement.

3.3 Capitalization.

(a) Prior to giving effect to the transactions contemplated by this Agreement, all one hundred (100) Units of the issued and outstanding units of Company Membership Interests and other equity interests of the Company are held by Seller, except as set forth on Schedule 3.3(a), free and clear of any Liens. All of the outstanding units and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CCAA, any other applicable Law, the Company Charter, the Company Operating Agreement, or any Contract to which the Company is a party or by which it or its securities are bound. None of the outstanding units or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its members is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in its Organizational Documents, there are no voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter or the Company Operating Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the managers of the Company have not authorized any of the foregoing.

3.4 Subsidiaries. There are no Subsidiaries of the Company. Except as listed on Schedule 3.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.

3.5 Governmental Approvals. Except as otherwise described in Schedule 3.5, no Consent of or with any Governmental Authority on the part of the Seller Parent, the Seller, or the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company, the Seller, or the Seller Parent of this Agreement or any Ancillary Documents or the consummation by the Company, the Seller, or the Seller Parent of the transactions contemplated hereby or thereby other than (a) such filings as are required by the CCUA or otherwise expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

3.6 Non-Contravention. Except as otherwise described in Schedule 3.6, the execution and delivery by the Company, the Seller, and the Seller Parent of this Agreement and each Ancillary Document to which the each of the Company, the Seller, and the Seller Parent is or is required to be a party or otherwise bound, and the consummation by the Company, the Seller, and the Seller Parent of the transactions contemplated hereby and thereby and compliance by the Company, the Seller, and the Seller Parent with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the respective Organizational Documents of the Company, the Seller, and the Seller Parent, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Governmental Authority Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to each of the Company, the Seller, and the Seller Parent or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company or the transactions contemplated hereunder.

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3.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020, and the related consolidated unaudited income statements, changes in stockholder or member equity and statements of cash flows for the fiscal years then ended, (ii) the unaudited consolidated financial statements, consisting of the consolidated balance sheet of the Company as of September 30, 2021, and a reconciliation of the consolidated balance sheet of the Company as of September 30, 2021 (the “Interim Balance Sheet Date”), and the related unaudited consolidated income statement and statement of cash flows for the nine (9) months then ended ((i) and (ii) together, the “Unaudited Company Financials”), and (iii) audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021, and the related consolidated audited income statements, changes in stockholder or member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”). True and correct copies of the Unaudited Company Financials have been provided to the Purchaser on or prior to the date of this Agreement. True and correct copies of the Audited Company Financials will be delivered to the Purchaser on March 15, 2022 or as soon as practicable thereafter. The Company Financials (i) accurately reflect, or when delivered will accurately reflect, the books and records of the Company as of the times and for the periods referred to therein, (ii) are prepared, or when delivered will be prepared, in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply, or when delivered will comply, with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present, or when delivered will fairly present, in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate. The Company has not received from any employee of the Company, the Seller or the Seller Parent any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company, and none of the Company, the Seller or the Seller Parent have independently identified or received any written notice from the Company’s independent accountants regarding any of the foregoing. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws (subject to Schedule 3.26(b)). The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. The Company, the Seller, and the Seller Parent have not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 3.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 3.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

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(d) Except as set forth on Schedule 3.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials, (ii) incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities arising from breach of any Contract or violation of any Law), (iii) reflected on a Seller Disclosure Schedule attached hereto, (iv) incurred in connection with the transactions contemplated by this Agreement; or (v) not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. To the Knowledge of the Company and the Seller: (i) none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials or in an amount that would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) all of the Accounts Receivable are, fully collectible according to their terms in amounts not materially less than the aggregate amounts thereof carried on the books of the Company (net of reserves).

3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since its formation, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

3.9 Compliance with Laws.

(a) Subject to Schedule 3.26(b), the Company is not nor has been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since its formation, any written or, to the Knowledge of the Company, the Seller, or the Seller Parent oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) The Company operates only in jurisdictions that have enacted laws legalizing cannabis. Neither the Company, the Seller nor the Seller Parent are currently or have in the past (1) conducted any activity that constitutes the manufacture, distribution, dispensing, or possessing with the intention of manufacture, distribution or dispensing, of marijuana or cannabis or any product, drug or substance containing marijuana or cannabis, or derived therefrom, or any other substance included in the Controlled Substances Act, Title 21 United States Code (the “Controlled Substances Act”) (the “Regulated Products”); (2) owned, leased, used or maintained any place, whether permanently or temporarily, for the purpose of manufacturing, distributing or using any Regulated Products; or (3) managed or controlled any place, whether permanently or temporarily, as an owner, lessee, agent, occupant or mortgagee, for the purpose of manufacturing, distributing or using any Regulated Products. Subject to Schedule 3.26(b), the Company is in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of Regulated Products, as applicable. The Company does not import or export cannabis products from or to any foreign country.

(c) Subject to Schedule 3.26(b), the Company has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws specific to Regulated Products.

(d) Schedule 3.9(d) sets forth an anonymized list of all loans secured by real estate or other collateral, and all unsecured loans.

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(e) Subject to Schedule 3.26(b), the Company, the Seller and the Seller Parent are in compliance with all Laws relating to credit union service organizations, including without limitation all reporting requirements, investment limits and scope of services provided by the Company, except for any deviations that would not reasonably be expected to have a Material Adverse Effect on the Company.

3.10 Company Permits. The Company (and its executive employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except for any deviations that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 3.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company and the Seller, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company and the Seller, oral notice of any Actions relating to the revocation or modification of any Company Permit.

3.11 Litigation. Except as described on Schedule 3.11, there is no Action of any nature currently pending or, to the Knowledge of the Company and the Seller, threatened or Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company or its current directors, managers, or officers (provided, that any litigation involving the directors, managers, or officers must be related to the Company’s business, equity securities or assets), its business, equity securities or assets that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Company. The items listed on Schedule 3.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former managers, officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 in the aggregate;

(viii) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(ix) is between the Company and any managers, directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(x) obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xi) relates to a settlement in excess of $250,000;

(xii) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than Off-the-Shelf Software; or

(xiv) that will be required to be filed with the Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

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(xv) is otherwise reasonably deemed by Company to be material to the Company and not delivered in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 3.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company and the Seller, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or (other than expiration in accordance with its terms) permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company and the Seller, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or (other than expiration in accordance with its terms) permit termination or acceleration by the Company, under such Company Material Contract; (v) other than in relation to expiration in accordance with the terms of such Contract, the Company has not received written or, to the Knowledge of the Company and the Seller, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect on the Company; and (vi) the Company has not waived any rights under any such Company Material Contract.

3.13 Intellectual Property.

(a) Schedule 3.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications material to the conduct of the Company’s business owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Intellectual Property owned or purported to be owned by the Company material to the conduct of the Company’s business (collectively, the “Company IP”). Schedule 3.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property material to the conduct of the Company’s business, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. If listed as “owner” of the Company IP in Schedule 13(a)(i), except as otherwise provided in that schedule, the Company owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company IP. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Schedule 3.13(a)(i) sets forth all Company Registered IP where the Company is obligated to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property licensed pursuant to the Company IP Licenses. The Company is not, nor, to the Knowledge of the Company and the Seller, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default under the Company IP Licenses. All registrations for the Company Registered IP listed in Schedule 13(a)(i) as being owned by the Company are (i) valid, in force and in good standing with no Actions pending, and (ii) all pending applications are without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Company IP.

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(c) Schedule 3.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company derives material revenue as the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company and the Seller, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Knowledge of the Company and the Seller, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to Company IP or the Intellectual Property subject to the Company IP Licenses. The Company has not received any written or, to the Knowledge of the Company and the Seller, oral notice or claim asserting or suggesting that use of the Company IP results in any infringement, misappropriation, violation, dilution, or unauthorized use of the Intellectual Property of any other Person. There are no Orders to which the Company is a party or, to the Knowledge of the Company and the Seller, is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company and the Seller, no third party is currently infringing upon, misappropriating, or otherwise violating any Company IP in any material respect.

(e) All officers, managers, directors, employees, and independent contractors of the Company (and each of their respective Affiliates) have assigned to the Company all Company IP arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. To the Knowledge of the Company and the Seller, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Company IP. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of any Company IP License. Following the Closing, the Company shall be permitted to exercise all of the Company’s rights under such Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

3.14 Privacy and Data Security.

(a) The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the business of the Company which is in the Company’s possession, custody, or control, or otherwise held or processed on its behalf and the Company is and has been in material compliance with such privacy policy.

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(b) Except as set forth on Schedule 3.14(b) and Schedule 3.26(b), the Company has complied at all times in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information and there is no claim pending or, to the Knowledge of the Company and the Seller, threatened in writing against the Company regarding any violation of or noncompliance with such applicable Laws.

(c) Except as set forth on Schedule 3.14(c), to the Knowledge of the Company and the Seller, the Company is in material compliance with the terms of all Contracts to which the Company is a party, if any, relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d) Except as set forth on Schedule 3.14(d), no Action relating to the Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of the Company, is pending or, to the Knowledge of the Company and the Seller, threatened.

(e) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of the Company as it currently exists.

3.15 Software and IT.

(a) The Company’s software and information technology systems (“Systems”) are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the business of the Company and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the business of the Company as currently conducted.

(b) To the Knowledge of the Company and the Seller, in the last three (3) years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other materially adverse event affecting any of the Company’s Systems, that has caused or could reasonably be expected to cause any substantial: (i) disruption of or interruption in or to the use of such Systems or the conduct of the business of the Company; or (ii) loss, destruction, damage or harm to the Company or any of their operations, personnel, property or other assets. The Company has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Systems and the data and other information stored thereon.

(c) The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities and tests such plans and procedures on a regular basis.

3.16 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld (whether or not show on such Tax Returns), other than such Taxes for which adequate reserves in the Company Financials have been established. Subject to Schedule 3.26(b), the Company has materially complied with all applicable Laws relating to Taxes.

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(b) There is no Action currently pending or, to the Knowledge of the Company and the Seller, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) To the Knowledge of the Company and the Seller, there are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes of the Company. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(f) The Company does not have any Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(g) The Company has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes of the Company, nor is any such request outstanding.

(h) The Company has collected all sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations

(i) The Company will not be required to include any material item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized (and reflects economic income) prior to the Closing as a result of any (i) change in accounting method on or prior to the Closing Date, (ii) closing agreement or similar agreement entered into on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received or deferred revenue realized on or prior to the Closing Date. Purchaser will not be required to recognize any income on a date on or subsequent to the Closing Date on account of any prepaid amount received or deferred revenue realized by the Company prior to the Closing Date.

(j) The Company will not have any liability for making any payment of Taxes at any time on or after the Closing Date as a result of Section 965 of the Code.

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(k) The Company has never had a permanent establishment in any country other than the country of its organization, or has ever been subject to Tax in a jurisdiction outside the country of its organization.

(l) The Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(m) At all times prior to the Closing the Company has been an entity treated for U.S. federal (and applicable state and local) income Tax purposes as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3.

(n) The Company has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) prior to the Closing Date pursuant to Section 2302 of the CARES Act or pursuant to or in connection with any U.S. presidential memorandum or executive order.

3.17 Real Property. Schedule 3.17 contains a complete and accurate list of all real property currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company and the Seller, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or any other party under any of the Company Real Property Leases. The Company does not own any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

3.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value of greater than $25,000 is set forth on Schedule 3.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 3.18, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company and the Seller, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or any other party under any of the Company Personal Property Leases.

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3.19 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest or license in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 3.19. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights, and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted.

3.20 Employee Matters.

(a) Except as set forth in Schedule 3.20(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company nor the Seller have Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company and the Seller, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.20(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company and the Seller, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company and the Seller, oral notice of his or her plan to terminate his or her employment with the Company that would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 3.20(b), (i) there is no claim filed, or to the Knowledge of the Company and the Seller, threatened respecting the Company’s compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and the Company has not received written or, to the Knowledge of the Company and the Seller, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) the Company is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) the Company is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company and the Seller, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such employment Law or regulation, or alleging breach off any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 3.20(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), and (ii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 3.20(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and (C) the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company and the Seller, oral agreement, commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 3.20(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 3.20(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.20(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 3.20(d), (i) each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company (ii) For the purposes of applicable Law, including the Code, all independent contractors who are currently, or in the past have been, engaged by the Company are bona fide independent contractors and not employees of the Company and (iii) Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

3.21 Benefit Plans.

(a) Set forth on Schedule 3.21(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not nor has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) There is no claim filed, or to the Knowledge of the Company and the Seller, threatened regarding any Company Benefit Plan or alleging that any Company Benefit Plan has not been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code (but subject to Schedule 3.26(b)). Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company and the Seller, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; and (ii) to the Knowledge of the Company and the Seller, (A) no breach of fiduciary duty has occurred; (B) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (C) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (D) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability under Title IV of ERISA and, to the Knowledge of the Company and the Seller, no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company does not currently maintain nor has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth on Schedule 3.21(a), The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, with respect to any Company employee or contractor: (i) entitle any such individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any such individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

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(i) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Purchaser or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges required by a Governmental Authority.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.21(k). No Company Convertible Securities or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

3.22 Environmental Matters. Except as set forth in Schedule 3.22:

(a) To the extent related to the premises listed on Schedule 3.17, to the Knowledge of the Company and the Seller (i) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), (ii) no Action is pending or threatened to revoke, modify, or terminate any such Environmental Permit, and (iii) no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material.

(c) No Action has been made or is pending, or to the Knowledge of the Company and the Seller, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the Seller, or the Seller Parent, no fact, circumstance, or condition exists in respect of any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

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(e) To the Knowledge of the Company and the Seller, there is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or previously owned, operated, or leased property of the Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company and the Seller, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

3.23 Transactions with Related Persons. Except as set forth on Schedule 3.23, no officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Related Person owns any right, tangible or intangible (including Intellectual Property), which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

3.24 Insurance.

(a) Schedule 3.24(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. The Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change in the conditions of insurance, any refusal to issue an insurance policy, or non-renewal of a policy.

(b) Schedule 3.24(b) identifies each individual insurance claim in excess of $50,000 made by the Company and indicates whether the insurer has denied or is denying coverage. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company and the Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

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3.25 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and, subject to Schedule 3.26(b), in accordance with applicable Laws.

3.26 Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment (subject to Schedule 3.26(b)). The Company, nor any of its Representatives acting on its behalf has not directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer or supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) Except as set forth in Schedule 3.26(b), the operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all applicable jurisdictions where the Company conducts its business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Action by or before any court or Governmental Authority involving the Company, or, to the Knowledge of the Company and the Seller, any employee or other Person acting on behalf of the Company, with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company and the Seller, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28 Finders and Brokers. Except as set forth in Schedule 3.28, the Company has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

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3.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Purchaser Representative set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

3.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

3.31 Projections. The projections, estimates, and forecasts provided in connection with this Agreement have been prepared by the Company, with the assistance of the Purchaser’s Affiliates, in good faith, based upon assumptions believed by the Company to be reasonable at the time made in light of the conditions existing at the time of preparation thereof and represented, at the time of preparation, reasonable estimates of the future performance of the Company based upon the facts assumed (“Projections”); it being understood that (i) because the Projections are as to future events, are not to be viewed as facts, and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, the Seller, or the Seller Parent, no assurance can be given that any particular Projections will be realized, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and such differences may be material and (ii) no representation is made with respect to other forward-looking information or information of a general economic or general industry nature.

3.32 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Seller Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Seller Disclosure Schedules and the Ancillary Documents, any fact necessary to make statements or facts contained therein not materially misleading.

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Article IV
COVENANTS

4.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 4.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (in each case, subject to the Consent or any other conditions required by a Governmental Authority or the applicable accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that (i) the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and (ii) nothing herein shall require the Company to give, or entitle the Purchaser or its Representative to receive, client-specific data, files or Contracts.

(b) During the Interim Period, subject to Section 4.15, the Purchaser shall give, and shall cause its Representatives to give, the Seller and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser, as the Company or its Representatives may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Seller and its Representatives in their investigation; provided, however, that the Seller and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

4.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, required by the terms of the Ancillary Documents to which the Company or the Seller are a party, or as set forth on Schedule 4.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) subject to Schedule 3.26(b), comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, material employees, and material consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

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(b) Without limiting the generality of, and subject in all respects to, Section 4.2(a) and except as contemplated by the terms of this Agreement, required by the terms of the Ancillary Documents to which the Company or the Seller are a party, as set forth on Schedule 4.2, or permitted by another clause of this 4.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, directly or indirectly, and Seller and Seller Parent shall cause the Company to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any Company Convertible Securities, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) make or declare any dividend or distribution;

(v) except with respect to Transaction Expenses, incur, create, assume, prepay or otherwise become liable for any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate, or make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business) in excess of $100,000 individually or $250,000 in the aggregate;

(vi) other than in the ordinary course of business, consistent with past practice, (A) increase the wages, salaries or compensation of its employees in the aggregate by more than nine percent (9%) (without reference to any corresponding increases to bonus compensation to the extent such bonus compensation is calculated as a percentage of base compensation), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee or materially increase other benefits of employees generally, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;

(vii) make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(viii) other than in the ordinary course of business, consistent with past practice, (A) transfer or license to any Person any material Company IP or (B) materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or Company Licensed IP, or (C) disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(ix) terminate, or waive or assign any material right under, any Company Material Contract, amend, extend or renew any Company Material Contract, or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

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(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii)revalue any of its material assets or make any material change in accounting methods, principles, or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $100,000 (individually or in the aggregate), unless such amount has been reserved in the Company Financials;

(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate and excluding, for the avoidance of doubt, incurring any Transaction Expenses);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any Liability, Indebtedness, or other obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the date of this Agreement;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

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(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions. Nothing contained in this Section 4.2 shall give the Purchaser, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date.

4.3 Conduct of Business of the Purchaser.

(a) Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, required by the terms of the Ancillary Documents to which the Purchaser is a party, or as set forth on Schedule 4.3, the Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 4.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”).

(b) Without limiting the generality of Section 4.3(a) and except as expressly contemplated by the terms of this Agreement, required by the terms of the Ancillary Documents to which the Purchaser is a party, or as set forth on Schedule 4.3, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, directly or indirectly, and Purchaser Representative shall cause the Purchaser to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) except as contemplated by the PIPE Subscription Agreements made available by the Purchaser for review by the Seller, and except for anti-dilution shares to be issued to the Sponsor pursuant to the Amended Purchaser Charter, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 4.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Purchase and the other transactions contemplated by this Agreement (including the PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000));

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser or the transactions contemplated hereby;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Extension Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Purchase);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Extension Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 4.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

4.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each quarterly period of three (3) months, and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the chief executive officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

4.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock, and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

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4.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Seller, and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, directly or indirectly, without the prior written consent of the Seller and the Purchaser, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party if it is reasonably anticipated at the time of release that the released Person would pursue an Acquisition Proposal.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

4.7 No Trading. The Company, the Seller, and the Seller Parent acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, the Seller, and the Seller Parent hereby agree that, while they are in possession of such material nonpublic information, they shall not purchase or sell any securities of the Purchaser (other than to engage in the Purchase in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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4.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if, to its Knowledge, such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

4.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 4.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with filing/application fees being split equally between the Purchaser and the Seller, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws, and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

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4.10 Tax Matters.

(a) The Seller Parent and the Seller, as applicable, will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company for any Pre-Closing Tax Period that are first due (taking into account all valid extensions properly obtained) after the Closing Date to the extent that items of income, gain, loss, deduction and credit flow-through to the Seller (each a “Pre-Closing Flow-Through Tax Return”). All Pre-Closing Flow-Through Tax Returns shall be prepared in accordance with applicable Laws, this Agreement and, to the extent not inconsistent with applicable Laws, the past practice of the Company. Purchaser shall prepare, or cause to be prepared, and timely file (or cause to be timely filed), all other Tax Returns of the Company for tax periods ending on or before the Closing Date that are first due (giving effect to any valid extensions properly obtained) after the Closing Date and for the Straddle Periods (together, the “Purchaser Prepared Tax Returns”). All Purchaser Prepared Tax Returns shall be prepared in accordance with applicable Laws and this Agreement and, to the extent not inconsistent with applicable Laws or this Agreement, the past practice of the Company. The Purchaser shall provide the Seller with copies of all such Purchaser Prepared Tax Returns (other than payroll Tax Returns) as soon as reasonably practicable prior to the filing thereof for the Seller’s review and comment. The Purchaser shall consider in good faith any Seller comments to such Tax Returns that are submitted reasonably in advance of the due date for filing thereof if such changes are consistent with the past practices, this Agreement and applicable Laws. The Seller shall advance its portion (determined in accordance with Section 4.10(b) with respect to any Straddle Period) of any Taxes reflected on any Purchaser Prepared Tax Return to the Purchaser no later than three (3) days prior to the due date for payment of such Taxes.

(b) The Parties shall, unless prohibited by applicable Law, close the taxable period of the Company as of the end of the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date, then any Taxes attributable to any Straddle Period shall be allocated (i) to the Pre-Closing Tax Period for the period up to and including the end of the Closing Date and (ii) to the post-Closing period for the period subsequent to the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a closing of the books and records of the Company as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of calendar days in each such reporting period, and (B) Taxes imposed on a periodic basis (such as real or personal property or other ad valorem Taxes) attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of calendar days in each such reporting period.

(c) If a written notice of deficiency, audit, examination claim, litigation, or other administrative or court proceeding, suit or dispute with respect to a Tax Return of the Company for a Pre-Closing Tax Period is received by Purchaser, the Company or any of their respective Affiliates or for which the Seller or Seller Parent would be expected to be liable pursuant to Section 4.10(a) (each a “Tax Audit”), Purchaser shall have the right to represent the interests of the Company in any Tax Audit; provided, that to the extent any such Tax Audit relates to any Taxes that are the responsibility of the Seller Parties under Section 4.10(a), (A) Purchaser shall keep the Seller reasonably informed and consult with the Seller with respect to any material issue relating to such Tax Audit, (B) Purchaser shall promptly provide the Seller copies of all material correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Audit as soon as reasonably practicable prior to the filing thereof, and consider in good faith any Seller comments, (C) Purchaser shall provide the Seller with a copy of all material submissions made to a Governmental Authority in connection with such Tax Audit, and (D) neither Purchaser nor the Company shall agree to a settlement or compromise thereof without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

(d) The Company, the Seller and/or the Seller Parent shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract between the Company and any other Person to be terminated as of the day immediately preceding the Closing Date such that, on, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any tax period.

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(e) After the Closing Date, the Company, the Seller, and the Seller Parent, on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective Affiliates to): (i) assist the other Party or Parties, as the case may be, in preparing any Tax Returns that such other Party or Parties, as the case may be, is responsible for preparing and filing in accordance with Section 4.10(a); (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Authority regarding, any Taxes or Tax Returns of the Company; and (iii) make available to the other Party or Parties, as the case may be, as reasonably requested, all information in its possession relating to the Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Authority, as reasonably requested by the Company, the Seller, or the Seller Parent or the Purchaser, including all information, records, and documents relating to Taxes of the Company.

(f) The Purchase Consideration (which solely for Tax purposes shall include the liabilities of the Company that are deemed to be assumed by Purchaser) shall be allocated among the assets of the Company in accordance with the Tax Allocation Methodology (the “Tax Allocation Statement”). The Tax Allocation Statement is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate), and the Tax Allocation Methodology. The Purchaser shall, in good faith, deliver the Tax Allocation Statement, together with any supporting calculations, to the Seller no later than sixty (60) days following the Closing Date. Seller shall notify the Purchaser of any objections to the Tax Allocation Statement within fifteen (15) days after receiving the Tax Allocation Statement, and in connection therewith, the Seller shall provide the Purchaser with supporting calculations detailing such objections. If the Seller does not notify the Purchaser of any objections to the Tax Allocation Statement, within that fifteen (15) day period, the Tax Allocation Statement shall be construed as final. If the Seller notifies the Purchaser of an objection to the Tax Allocation Statement by the end of the fifteen (15) day period, and the Purchaser and the Seller are unable to resolve their differences within fifteen (15) days thereafter (the “Dispute Resolution Period”), then the disputed items on the Tax Allocation Statement shall be submitted to the Independent Expert within five (5) days after the end of the Dispute Resolution Period for resolution with the costs paid 50% by the Seller and 50% by the Purchaser, and the Independent Expert shall be instructed to deliver a finalized Tax Allocation Statement as soon as possible. The Purchaser and the Seller and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation Statement. None of Purchaser, the Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Tax Allocation Statement, unless required to do so by applicable Law.

4.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws (subject to Schedule 3.26(b)) to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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4.12 The Proxy Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, the Seller, and the Seller Parent, and file with the SEC, a proxy statement on Schedule 14A (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Stockholders to vote, at a special meeting of Purchaser Stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Purchase (and, to the extent required, the issuance of shares in connection with the PIPE Investment), by the holders of shares of the Purchaser’s capital stock entitled to vote thereon in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Charter, (iii) the adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit G hereto (the “Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to fifteen percent (15.0%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (iv) the election of the members of the Post-Closing Purchaser Board whose terms will expire in 2022, in accordance with Section 4.17 hereof, (v) such other matters as the Company, the Seller, and the Seller Parent and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Purchase and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Proxy Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Seller (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company, the Seller, and the Seller Parent shall provide Purchaser with such information concerning the Company and its members, managers, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company, the Seller, and the Seller Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company, the Seller, and the Seller Parent shall, and shall cause each of its Subsidiaries to, make their respective directors, managers, officers and employees, upon reasonable advance notice, available to the Company, the Seller, and the Seller Parent, Purchaser and the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

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(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC. Purchaser shall provide the Seller with copies of any written comments, and shall inform the Seller of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Seller a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Purchaser shall distribute the Proxy Statement to Purchaser’s stockholders and the Seller, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Proxy Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

4.13 Company Manager Meeting. As promptly as practicable after the Proxy Statement has been cleared for dissemination, the Company will call a meeting of its managers in order to obtain the Required Company Approval (the “Company Manager Meeting”), and the Company shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required Company Approval.

4.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company, the Seller, and the Seller Parent shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company, the Seller, and the Seller Parent reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, managers, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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4.15 Confidential Information.

(a) The Company, the Seller, and the Seller Parent hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller, and the Seller Parent or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 4.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 4.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, the Seller, and the Seller Parent shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Seller, and the Seller Parent and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) With respect to Company Confidential Information, Seller Confidential Information, and Seller Parent Confidential Information, the Purchaser and Purchaser Representative each hereby agrees that: (x) during the Interim Period; (y) with respect to the Seller Confidential Information and the Seller Parent Confidential Information, for two (2) years from and after the Closing Date; and, (z) with respect to the Company, the Seller, and the Seller Parent Confidential Information, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, Seller Confidential Information, or Seller Parent Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder, enforcing its rights hereunder or thereunder, or in furtherance of its authorized duties on behalf of the Company, the Seller, and the Seller Parent), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information, Seller Confidential Information, or Seller Parent Confidential Information without the Company’s, the Seller’s, or the Seller Parent’s prior written consent, as applicable; and (ii) in the event that it or any of its Representatives becomes legally compelled to disclose any Company, Seller, or Seller Parent Confidential Information, (A) provide the Company, the Seller, or the Seller Parent, as applicable, to the extent legally permitted with prompt written notice of such requirement so that the Company, the Seller, or the Seller Parent, as applicable, may seek, at the Company’s, the Seller’s, or the Seller Parent’s sole expense, as applicable, a protective Order or other remedy or waive compliance with this Section 4.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company, the Seller, or the Seller Parent, as applicable, waives compliance with this Section 4.15(b), furnish only that portion of such Company Confidential Information, Seller Confidential Information, or Seller Parent Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information, Seller Confidential Information, or Seller Parent Confidential Information. The Purchaser and Purchaser Representative shall, and each shall cause its Representatives to, promptly deliver to the Company, the Seller, or the Seller Parent, as applicable, or destroy (at the election of the Company, the Seller, or the Seller Parent) any and all copies (in whatever form or medium) of Company, Seller, or Seller Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon upon delivery of written demand or immediately in the event this Agreement is terminated; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records of the Company from and after the Closing Date and as required by applicable Law or bona fide record retention policies. Any Company Confidential Information, Seller Confidential Information, or Seller Parent Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement, which will survive termination of this Agreement for the periods set forth herein. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company, Seller, or Seller Parent Confidential Information to the extent required by the Federal Securities Laws.

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4.16 Documents and Information. After the Closing Date, the Purchaser and Purchaser Representative, the Company, the Seller, and the Seller Parent shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and, subject to any obligation of confidentiality set forth in this Agreement or in any of the Ancillary Documents and without jeopardizing any claim to attorney-client privilege, make the same available for inspection and copying by, and at the expense of, the requesting Party during normal business hours of the Company, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Purchaser Representative and Seller Parent in writing and giving the Purchaser Representative and Seller Parent a reasonable opportunity to obtain possession thereof.

4.17 Post-Closing Board of Directors and Executive Officers.

(a) The Purchaser shall take all necessary or appropriate action, including causing the directors of the Purchaser to resign, as applicable, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals, which shall be divided into three (3) classes, with the first class consisting of two (2) directors with an initial term that expires in 2022 (the “2022 Class”), the second class consisting of three (3) directors with an initial term that expires in 2023 (the “2023 Class”), and the third class consisting of two (2) directors with an initial term that expires in 2024 (the “2024 Class”), and with the members of each such class determined as set forth in the Amended Purchaser Charter.

(b) If any of the director designees is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director, then, prior to the mailing of the Proxy Statement, the Party or Parties originally designating such director may (subject to the reasonable approval of the other Party) replace such individual with another individual to serve as such director.

(c) The Seller Parent’s right to designate individuals to the Post-Closing Purchaser Board shall continue for so long as the Seller and the Seller Parent own in the aggregate 10.0% or more of the issued and outstanding shares of Purchaser Common Stock, subject to the applicable provisions of the Amended Purchaser Charter.

(d) The Purchaser shall take all action necessary, including causing the executive officers of Purchaser to resign, as applicable, so that the individuals serving as the chief executive officer and the chief financial officer of Purchaser immediately after the Closing will be Sundie Seefried and Chris Fameree, respectively.

4.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, the Purchaser shall cause the Organizational Documents of the Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser to the extent permitted by applicable Law. The provisions of this Section 4.18 shall survive the consummation of the Purchase and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s directors and officers, the Purchaser shall be permitted prior to the Closing to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

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4.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and the proceeds received by Purchaser from the PIPE Investment shall first be used by Purchaser to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iv) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for Transaction Expenses pursuant to Section 1.9, working capital and general corporate purposes of the Purchaser and the Company.

Article V
SURVIVAL AND INDEMNIFICATION

5.1 Survival.

(a) All representations and warranties of the Company, the Seller, and the Seller Parent contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date, and from and after the Expiration Date, the Seller and the Seller Parent, and their respective Representatives shall not have any further obligations (other than for Pending Claims), nor shall any claim be asserted or action be brought against the Seller or the Seller Parent or their respective Representatives with respect thereto; provided, however, (i) that Fraud Claims relating to the Company, the Seller, and the Seller Parent shall survive indefinitely and (ii) the representations and warranties of the Company, the Seller, and the Seller Parent contained in Section 3.16 (Taxes and Returns) shall survive the Closing and shall terminate sixty (60) days after the date on which the statute of limitations applicable to the collection of the Taxes described in such representations and warranties. If a Claim Notice for a claim of a breach of any representation or warranty has been given before the Expiration Date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company, the Seller, and the Seller Parent contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company, the Seller, and the Seller Parent pursuant to this Agreement), shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing, including any indemnification obligations of this Article V (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

(b) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or the Purchaser Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing Date, the Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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5.2 Indemnification. Subject to the terms and conditions of this Article V, from and after the Closing, the Seller and its respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnifying Party”) will severally indemnify, defend and hold harmless the Purchaser, the Purchaser Representative, their respective Affiliates and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the material breach of any representation or warranty made by the Company, the Seller, or the Seller Parent set forth in this Agreement or in any certificate delivered by the Company, the Seller, or the Seller Parent (except that if a representation or warranty is already qualified by materiality, then any breach of such representation or warranty); (b) the material breach of any covenant or agreement on the part of the Company, the Seller, or the Seller Parent set forth in this Agreement or in any certificate delivered by the Company, the Seller, or the Seller Parent; (c) any Action by or on behalf of Person(s) who were holders of equity securities or Company Convertible Securities of the Company prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; (d) Indemnified Taxes or (e) any Transaction Expenses which were not shown on the Estimated Closing Statement.

5.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article V, the Indemnified Parties will not be entitled to receive any indemnification payments under clause (a) of Section 5.2 unless and until the aggregate amount of Losses incurred by the Indemnified Parties for which they are otherwise entitled to indemnification under this Article V exceeds Twenty-Five Thousand U.S. Dollars ($25,000) (the “Threshold”), in which case the Indemnifying Parties shall be obligated to the Indemnified Parties for the amount of all Losses of the Indemnified Parties from the first dollar of Losses of the Indemnified Parties required to reach the Threshold; provided, however, that the Threshold shall not apply to (i) indemnification claims for breaches of any of the representations and warranties of the Company, the Seller, or the Seller Parent contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.7(c) (Indebtedness) and 3.28 (Finders and Brokers) or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments to which the Indemnifying Parties will be obligated to pay, and the Indemnified Parties shall be entitled to receive, for Losses in the aggregate (excluding Fraud Claims) shall not exceed the amount of the Escrow Value, and in the case of Fraud Claims, shall not exceed an amount equal to the Purchase Consideration actually paid.

(c) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, consequential, special or exemplary damages except to the extent actually paid to a third party in a Third Party Claim.

(d) Solely for purposes of determining the amount of Losses under this Article V (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e) No Indemnifying Party shall be liable for any Losses resulting from or relating to any inaccuracy in or breach of any covenant, representation or warranty herein if the party seeking indemnification for such Losses had Knowledge of such inaccuracy or breach prior to Closing.

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(f) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder).

5.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article V, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article V, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c) In the case of any claim for indemnification under this Article V arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must give a Claim Notice with respect to such Third Party Claim to the Seller promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Seller, unless (i) the Seller fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnifying Party to the Indemnified Party within thirty (30) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller on behalf of the Indemnifying Party and the Purchaser Representative on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Escrow Value (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Seller on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnified Party will, at the request and expense of the Seller, cooperate in the defense of such Third Party Claim. If the Seller on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 5.4 to, compromise or defend such Third Party Claim, fails to notify the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Purchaser Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Purchaser Representative without the prior written consent of the Seller on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Seller’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Purchaser Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Purchaser Representative on behalf of the Indemnified Party; provided, however, that consent by the Purchaser Representative on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Purchaser Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller’s right on behalf of the Indemnifying Party to direct the defense.

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(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Seller on behalf of the Indemnifying Party will be deemed to have accepted responsibility for such Claim Notice subject to the limitations on indemnification set forth in this Article V and will have no further right to contest the validity of such Claim Notice except as to the amount of the Losses. If the Seller responds within such thirty (30) days and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 9.4), any Ancillary Documents or applicable Law, subject to the provisions of this Article.

5.5 Indemnification Payments. Any indemnification claims against the Indemnifying Parties (other than for Fraud Claims) shall be capped at the Escrow Value and satisfied solely by the Escrow Property (with such indemnification to be applied first against the Escrow Shares and then against any other Escrow Property), and no Indemnifying Party shall be required to make any out-of-pocket payment for indemnification other than in connection with Fraud Claims. Any indemnification obligation of an Indemnifying Party under this Article V will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 5.3(a) (and the Purchaser Representative, the Seller, and the Seller Parent will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other share of Purchaser Common Stock for purposes of determining the indemnification payment shall be the volume-weighted average closing price of the Purchaser Common Stock for the 10 trading days ending on date that the indemnification claim is finally determined in accordance with this Article V. Any Escrow Shares or other shares of Purchaser Common Stock received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof, with any excess cash value being contributed to, and constituting part of, the Escrow Property. The Company, the Seller, and Purchaser agree to treat any indemnity payment made pursuant to this Article V as an adjustment to the Purchase Consideration paid to Seller for federal, state, local and foreign income Tax purposes, except as otherwise required by applicable Law.

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5.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 9.7), or claims under the Assignment of Company Membership Interests, indemnification pursuant to this Article V shall be the sole and exclusive remedy for the Indemnified Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Purchase and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Seller Approval. The Seller’s managers, in accordance with the CCAA and the Seller’s Organizational Documents, shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Seller is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Purchase (the “Required Seller Approval”).

(c) Required Company Approval. The Company’s managers, in accordance with the CCAA and the Company’s Organizational Documents, shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Purchase and the admittance of the Purchaser as a member of the Company (the “Required Company Approval”).

(d) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(f) shall have each been obtained or made.

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(g) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(h) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 4.17.

6.2 Conditions to Obligations of the Company, the Seller, and the Seller Parent. In addition to the conditions specified in Section 6.1, the obligations of the Company, the Seller, and the Seller Parent to consummate the Purchase and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company, the Seller, or the Seller Parent, as applicable) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser or the transactions contemplated herein.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser or Purchaser Representative since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Support Services Agreement, Account Servicing Agreement, Loan Servicing Agreement, and CEO Employment Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Proxy Statement. The Purchaser shall not have received any notice or communication from the SEC, nor shall the SEC have taken any position in any applicable guidance, requiring the Purchaser to amend or supplement the Proxy Statement.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), through 6.2(e).

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(ii) Secretary Certificate. The Purchaser shall have delivered to the Seller a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Seller a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Seller and the Seller Parent shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the Purchaser Representative, and the Escrow Agent.

(v) Registration Rights Agreement. The Seller and the Seller Parent shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser to consummate the Purchase and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, the Seller, and the Seller Parent set forth in this Agreement and in any certificate delivered by or on behalf of the Company, the Seller, and the Seller Parent pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the transactions contemplated herein.

(b) Agreements and Covenants. The Company, the Seller, and the Seller Parent shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Non-Competition Agreement, Support Services Agreement, Account Servicing Agreement, Loan Servicing Agreement, and CEO Employment Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

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(e) Proxy Statement. The Purchaser shall not have received any notice or communication from the SEC, nor shall the SEC have taken any position in any applicable guidance, requiring the Purchaser to amend or supplement the Proxy Statement.

(f) Closing Deliveries.

(i) Officer Certificates. The Purchaser shall have received a certificate from each of the Company, the Seller, and the Seller Parent, dated as the Closing Date, signed by an executive officer of each of the Company, the Seller, and the Seller Parent in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c), as applicable.

(ii) Secretary Certificates. The Company, the Seller, and the Seller Parent shall have each delivered to the Purchaser a certificate executed by their respective secretaries certifying as to the validity and effectiveness of, and attaching, as applicable, (A) copies of the their respective Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the requisite resolutions of the Company’s and the Seller’s managers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company or the Seller is or is required to be a party or bound, and the consummation of the Purchase and the other transactions contemplated hereby and thereby, including the adoption of the Amended and Restated Operating Agreement, (C) evidence that the Required Company Approval and Required Seller Approval have been obtained and (D) the incumbency of officers of the Company, the Seller, and the Seller Parent authorized to execute this Agreement or any Ancillary Document to which the Company, the Seller, or the Seller Parent is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Closing, certified by the Secretary of State of the State of Colorado as of a date no more than thirty (30) Business Days prior to the Closing Date.

(v) Employment Agreements. The CEO Employment Agreement, executed as of the date of this Agreement, shall remain unmodified and in force, and shall be effective as of the Closing.

(vi) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller, the Seller Parent and the Escrow Agent.

(vii) Transmittal Documents. The Exchange Agent shall have received from the Seller the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(viii) Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor.

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(ix) Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the managers and officers of the Company set forth Schedule 6.3(f)(ix) hereto prior to the Closing.

(x) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Colorado registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(xi) Lock-Up Agreement. The Purchaser shall have received a Lock-Up Agreement for the Seller and the Seller Parent, duly executed by both of the Seller and the Seller Parent.

(xii) Registration Rights Agreement. The Purchaser shall have received the Registration Rights Agreement from the Seller and the Seller Parent, duly executed by both of the Seller and the Seller Parent.

(xiii) Non-Competition and Non-Solicitation Agreement. The Purchaser shall have received a Non-Competition and Non-Solicitation Agreement for the Seller and the Seller Parent, duly executed by both of the Seller and the Seller Parent.

(xiv) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company, on the one hand, and Related Persons, on the other hand, set forth on Schedule 6.3(f)(xiv) shall have been terminated with no further obligation or Liability of the Company thereunder.

(xv) FIRPTA Certificate. The Purchaser shall have received a certificate of non-foreign status from Seller (or the applicable equity owner of the Seller), complying with Sections 1445 and 1446 of the Code and the provisions of Treasury Regulation Section 1.1445-2.

(xvi) Approvals. The Purchaser has received the email sent to Seller Parent from the Colorado Banking Commissioner dated January 19, 2022. Notwithstanding the foregoing, from and after the execution of this Agreement, The Purchaser shall have received copies of (a) all subsequent communications with, and any consent, approval, or non-objection by, the Colorado Division of Financial Services with respect to the transactions contemplated hereby and (b) each other approval of Government Authorities described in Schedule 3.5.

(xvii) Name Change Amendment. The Purchaser shall have received a certified copy of an amendment to the Seller’s articles of organization reflecting the change of the Seller’s name from “SHF Holding Co., LLC” to a dissimilar name.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by written notice by the Purchaser or the Seller if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by June 30, 2022 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Seller to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension, and (iii) such period as reasonably determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Seller to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) through Section 6.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Seller is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Seller, if (i) there has been a breach by the Company, the Seller, and the Seller Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice if there shall have been a Material Adverse Effect on the Company or Purchaser following the date of this Agreement which is uncured and continuing; or

(g) by written notice by either the Purchaser or the Seller to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained.

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7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 4.14, 4.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Section 1.9 regarding Transaction Expenses, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, the Seller, and the Seller Parent each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months (or up to eighteen (18) months as disclosed in the IPO prospectus) after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay any taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Seller, and the Seller Parent hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Seller, the Seller Parent nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller, the Seller Parent or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, the Seller, and the Seller Parent on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, the Seller, and the Seller Parent each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, the Seller, and the Seller Parent further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, the Seller, and the Seller Parent or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, the Seller, and the Seller Parent hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, the Seller, the Seller Parent, or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller, the Seller Parent, and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to:

Northern Lights Acquisition Corp.
10 East 53rd Street, Suite 3001

New York, NY 10022
Attn: John Darwin, Co-Chief Executive Officer
Telephone No.: (615) 554-0044
Email: jdarwin@luminouscap.ca

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:

5AK, LLC
10 East 53rd Street, Suite 3001

New York, NY 10022
Attn: Joshua Mann, Managing Member of Manager
Telephone No.: (647) 242 1726
Email: jmann@luminouscap.ca

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to the Company at or prior to the Closing to: SHF, LLC d/b/a Safe Harbor Financial 5269 W. 62nd Avenue Arvada, CO 80003 Attn: Chief Executive Officer Email: sundie@shfinancial.org	with a copy (which will not constitute notice) to: Donald T. Emmi David Waller 1707 Cole Blvd, Suite 210 Golden, CO 80401 donnie@helegal.com dave@legalaspirin.com
If to the Seller, to: SHF Holding Co, LLC 6221 Sheridan Boulevard Arvada, Colorado 80003 Attn: Chief Executive Officer Email: FaganD@partnercoloradocu.org	with a copy (which will not constitute notice) to: Donald T. Emmi David Waller 1707 Cole Blvd, Suite 210 Golden, CO 80401 donnie@helegal.com dave@legalaspirin.com
If to the Seller Parent, to: Partner Colorado Credit Union 6221 Sheridan Boulevard Arvada, Colorado 80003 Attn: Chief Executive Officer Email: FaganD@partnercoloradocu.org	with a copy (which will not constitute notice) to: Donald T. Emmi David Waller 1707 Cole Blvd, Suite 210 Golden, CO 80401 donnie@helegal.com dave@legalaspirin.com

If to the Purchaser or the Company after the Closing, to:

Northern Lights Acquisition Corp.
10 East 53rd Street, Suite 3001

New York, NY 10022
Attn: John Darwin, Co-Chief Executive Officer
Telephone No.: (615) 554-0044
Email: jdarwin@luminouscap.ca

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

and

Northern Lights Acquisition Corp.

5269 W. 62nd Avenue

Arvada, CO 80003

Attn: Chief Legal Officer

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9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Seller (and after the Closing, the Purchaser Representative and the Seller), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 4.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Colorado. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s). The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s). The seat of arbitration shall be in Denver County, State of Colorado. The language of the arbitration shall be English.

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9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Colorado without regard to the conflict of laws principles thereof. Subject to Section 9.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Denver, Colorado (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented, or modified only by execution of a written instrument signed by the Purchaser, the Seller, the Purchaser Representative, the Company, and the Seller Parent.

9.10 Waiver. The Purchaser on behalf of itself and its Affiliates and the Seller on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits, and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company, the Seller, or the Seller Parent to be given, delivered, provided or made available by the Company, the Seller, or the Seller Parent, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been: (a) identified on a Seller Disclosure Schedule and delivered to Purchaser; or (b) posted to the electronic data site maintained on behalf of the Company, the Seller, or the Seller Parent for the benefit of the Purchaser and its Representatives Purchaser and its Representatives have been given access to the electronic data site in connection with the parties’ execution of a letter of intent, and Purchaser and its Representatives have been able to access all documents therein.

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9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints 5AK, LLC, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnified Party any indemnification claims by any of them under Article V; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) prior to the Closing, terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) prior to the Closing, signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the holders of Company Securities immediately prior to the Closing and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company, the Seller, the Seller Parent, or an Indemnifying Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article V, shall be binding upon the Purchaser and its successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

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(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

9.15 Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the Purchaser, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, the Seller, and the Seller Parent, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Seller, the Seller Parent, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the Purchaser, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Closing, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments expressly named herein to be executed or delivered by any of the Parties hereto as a condition to Closing.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CEO Employment Agreement” means that certain executive employment agreement by and between the Company and Sundie Seefried dated as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Articles of Organization of the Company, as amended and effective under the CCAA, prior to the Closing.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of disclosure by the Company, the Seller, or the Seller Parent, or their respective Representatives, (i) is generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information, or (iii) was independently developed by the Purchaser or its Representatives without reference to the Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company.

“Company Securities” means, collectively, the Company Membership Interests and any Company Convertible Securities.

“Company Membership Interests” means the limited liability company membership interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Price” means the average of the 10-day trailing closing price of the Purchaser Public Units using the 10 trading days preceding July 30, 2021.

“Fraud Claim” means any claim based primarily upon fraud, willful misconduct or intentional misrepresentation, with such claim identifying each statement alleged to have been misleading and the reason or reasons why the statement is misleading. In the event the claim is based on “information and belief” or its equivalent, the claim shall state with particularity all facts on which that belief is formed.

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“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Taxes” means Taxes asserted by a Governmental Authority as owing by Company or Purchaser that are: (i) Taxes of the Seller or Seller Parent for any Pre-Closing Tax Period or attributable to the transactions contemplated hereunder; (ii) Taxes of the Company for any Pre-Closing Tax Period (allocated, with respect to a Straddle Period, as provided in Section 4.10); and (iii) Taxes of or imposed on any Person for which the Company is or has been, at or prior to the Closing, liable as a transferee or successor, by Contract or assumption, operation of Law or otherwise.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser and the Seller.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

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“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of June 23, 2021, and filed with the SEC on June 25, 2021 (File No. 333-256701).

“IPO Underwriter” means EF Hutton, division of Benchmark Investments, LLC, the lead underwriter in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, would, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles (including the implementation or interpretation thereof) or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster or pandemic, and the escalation or worsening of the foregoing; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not excluded by another exception herein); (vi) any action or omission required or permitted by this Agreement or the Ancillary Documents to which the relevant Person is a party or bound to perform its obligations hereunder or thereunder; (vii) any matter of which the Purchaser is aware as of the execution of this Agreement; (viii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; and (ix) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)–(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of disclosure by the Purchaser or its Representatives, (i) is generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information, or (iii) was independently developed by the Company, the Seller, or the Seller Parent, or their respective Representatives, without reference to the Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the Company Confidential Information.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) share of Purchaser Common Stock and one-half (1/2) of one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one (1) whole warrant of which one-half (1/2) was included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one (1) whole warrant of which one-half (1/2) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Class B Common Stock, the Purchaser Preferred Stock, and the Purchaser Warrants, collectively.

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“Purchaser Series A Convertible Preferred Stock” means the shares of Purchaser Preferred Stock designated as “Series A Convertible Preferred Stock,” which are convertible into shares of the Purchaser Common Stock.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions related to Hazardous Material to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Confidential Information” means all confidential or proprietary documents and information concerning the Seller or any of its respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Seller Confidential Information shall not include any information which, at the time of disclosure by the Seller or its Representatives, (i) is generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Seller Confidential Information, or (iii) was independently developed by the Purchaser or its Representatives without reference to the Seller Confidential Information.

“Seller Parent Confidential Information” means all confidential or proprietary documents and information concerning the Seller Parent or any of its respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Seller Parent Confidential Information shall not include any information which, at the time of disclosure by the Seller Parent or its Representatives, (i) is generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Seller Parent Confidential Information, or (iii) was independently developed by the Purchaser or its Representatives without reference to the Seller Parent Confidential Information.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

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“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means 5AK, LLC, a Delaware limited liability company, it its capacity as sponsor of the Purchaser.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Allocation Methodology” means the residual allocation method (which requires the Purchase Consideration to be allocated first, to Class I assets, then to Class II assets, etc.) described in Treasury Regulations Sections 1.338-6 and 1.1060-1(c), in accordance with the following valuation principles:

(a) For assets of the Company that are within the Class I, II, III and IV asset classes (as described in Treasury Regulations Sections 1.338-6 and 1.1060-1(c)) and for which the values are set forth on the Closing Statement, the values of such assets shall be as set forth on the Closing Statement;

(b) For assets of the Company that are within the Class I, II, III and IV asset classes (as described in Treasury Regulations Sections 1.338-6 and 1.1060-1(c)) and for which the values are not set forth on Closing Statement, the values of such assets shall be the tax basis as of immediately prior to Closing (as calculated in accordance with the GAPP accounting principles);

(c) For assets of the Company that are within the Class V asset class (as described in Treasury Regulations Sections 1.338-6 and 1.1060-1(c)), the values of such assets shall be the tax basis of such assets as of Closing (as calculated in accordance with the GAPP accounting principles); and

(d) The remainder of the adjusted Purchase Consideration shall be allocated to Class VI and VII asset classes (as described in Treasury Regulations Sections 1.338-6 and 1.1060-1(c)). All goodwill and other intangible value that the Company amortized, expensed, written off, or depreciated shall be valued at the tax basis of such assets as of Closing (as calculated in accordance with the GAPP accounting principles).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets and confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); provided, however, that the term shall not include Patents, Trademarks, Copyrights and Internet Assets and applications.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Transaction Expenses” means all fees and expenses of the Company, the Seller, and the Seller Parent incurred or payable in connection with or related to the preparation, negotiation, execution, or consummation of the transactions contemplated hereby, including (a) any amounts payable to professionals (including all fees and expenses of attorneys, accountants, financial advisors, experts, and other consultants and advisors) retained by or on behalf of the Company, (b) fees paid pursuant to Section 4.9, and (c) any stamp, stock transfer, or similar transfer Taxes imposed in connection with the transfer of the Company Membership Interests, but excluding (x) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants, or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director, or officer of the Company, the Seller, or the Seller Parent, at or after the Closing pursuant to any agreement to which the Company, the Seller, or the Seller Parent is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (y) any sums payable to any investment bankers, brokers, finders, valuation firms, or financing sources engaged by the Company, the Seller, or the Seller Parent. For purposes of clarification, (A) expenses and fees related to the preparation and production of the Company Financials shall constitute a Transaction Expense hereunder and (B) any bonus paid or payable to the Company’s chief executive officer in connection with the transactions contemplated by this Agreement shall not be a Transaction Expense hereunder.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 23, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Unit Purchase Agreement to be signed and delivered as of the date first written above.

The Purchaser:

NORTHERN LIGHTS ACQUISITION CORP.

By:	/s/ John Darwin
Name:	John Darwin
Title:	Co-Chief Executive Officer

The Purchaser Representative:

5AK, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	Luminous Capital Inc.,
its Manager

By:	/s/ Joshua Mann
Name:	Joshua Mann
Title:	Managing Director

Seller:

SHF HOLDING CO, LLC

By:	/s/ Richard Bollig
Name:	Richard Bollig
Title:	Board Chair

The Company:

SHF, LLC D/B/A SAFE HARBOR FINANCIAL

By:	/s/ Sundie Seefried
Name:	Sundie Seefried
Title:	Chief Executive Officer and Board Chair

Seller Parent:

PARTNER COLORADO CREDIT UNION

By:	/s/ Linda Head
Name:	Linda Head
Title:	Board Chair

[Signature Page to Unit Purchase Agreement]